Exhibit 4.20
INDEX
1	Loan Agreement concluded between FirstRand Bank Limited, Randfontein Estates Limited, Evander Gold Mines Limited, African Rainbow Minerals Gold Limited, ARMGold/Harmony Freegold Joint Venture Company (Proprietary) Limited, Avgold Limited, ARMGold Harmony Joint Investment Company (Proprietary) Limited and Harmony Gold Mining Company Limited

2	Cession in Securitatem Debiti and Pledge (shares) by ARMGold Harmony Joint Investment Company (Proprietary) Limited in favour of FirstRand Bank Limited

3	Notification of Cession in Securitatem Debiti and Pledge addressed to and signed by Standard Bank Nominees

4	Round Robin Resolution of the Board of Directors of Randfontein Estates Limited

5	Round Robin Resolution of the Board of Directors of Evander Gold Mines Limited

6	Round Robin Resolution of the Board of Directors of African Rainbow Minerals Gold Limited

7	Round Robin Resolution of the Board of Directors of ARMGold/Harmony Freegold Joint Venture Company (Proprietary) Limited

8	Round Robin Resolution of the Board of Directors of Avgold Limited

9	Round Robin Resolution of the Board of Directors of ARMGold Harmony Joint Investment Company (Proprietary) Limited

10	Round Robin Resolution of the Board of Directors of Harmony Gold Mining Company Limited

11	Corporate Certificate signed by Harmony Gold Mining Company Limited

WERKSMANS
ATTORNEYS
LOAN AGREEMENT
between
FIRSTRAND BANK LIMITED
(acting through its Rand Merchant Bank Division)
RANDFONTEIN ESTATES LIMITED
EVANDER GOLD MINES LIMITED
AFRICAN RAINBOW MINERALS GOLD LIMITED
ARMGOLD/HARMONY FREEGOLD JOINT VENTURE COMPANY (PROPRIETARY) LIMITED
AVGDLD LIMITED
ARMGOLD HARMONY JOINT INVESTMENT COMPANY (PROPRIETARY) LIMITED
and
HARMONY GOLD MINING COMPANY LIMITED

TABLE OF CONTENTS

1	INTRODUCTION	1
2	INTERPRETATION	2
3	FINANCIAL CLOSE	21
4	LOAN	22
5	ADVANCE OF CAPITAL	22
6	PURPOSE	23
7	INTEREST	24
8	REPAYMENT	24
9	VOLUNTARY PREPAYMENTS	25
10	BREAKAGE COSTS INDEMNITY	26
11	RENUNCIATION OF BENEFITS	26
12	WARRANTIES AND REPRESENTATIONS	26
13	POSITIVE UNDERTAKINGS	34
14	NEGATIVE UNDERTAKINGS	36
15	REPORTING UNDERTAKINGS	39
16	GENERAL PROVISIONS APPLICABLE TO PAYMENTS	41
17	SET-OFF	42
18	CHANGE IN COSTS	43
19	EVENTS OF DEFAULT	45
20	REMEDIES	49
21	COSTS AND EXPENSES	50
22	CERTIFICATE	51
23	DEFAULT INTEREST	51
24	PRE-EMPTIVE RIGHTS OF LENDER	52
25	DOMICILIUM AND NOTICES	53
26	CONFIDENTIALITY	54
27	TRANSFERS BY PARTIES	56
28	GUARANTEES	57
29	GOVERNING LAW AND JURISDICTION	60
30	SURVIVAL OF INDEMNITIES	60
31	INDEPENDENT ADVICE	60
32	SEVERABILITY	61
33	GENERAL	61

ANNEXURES
ANNEXURE A — CONDITIONS TO FINANCIAL CLOSE
ANNEXURE B — FORM OF ASSIGNMENT SCHEDULE

LOAN AGREEMENT
between
FIRSTRAND BANK LIMITED
(acting through its Rand Merchant Bank Division)
RANDFONTEIN ESTATES LIMITED
EVANDER GOLD MINES LIMITED
AFRICAN RAINBOW MINERALS GOLD LIMITED
ARMGOLD/HARMONY FREEGOLD JOINT VENTURE COMPANY (PROPRIETARY) LIMITED
AVGOLD LIMITED
ARMGOLD HARMONY JOINT INVESTMENT COMPANY (PROPRIETARY) LIMITED
and
HARMONY GOLD MINING COMPANY LIMITED
1	INTRODUCTION
1.1	The Borrower requires debt funding of ZAR1 000 000 000 to acquire, through AHJIC, a subsidiary of the Borrower, shares in WAL constituting approx[i]mately 29,2% of the issued share capital of WAL from one or more third party sellers for an aggregate consideration of approximately ZAR1 984 380 080. The Lender is prepared to make such debt funding available to the Borrower on the terms and conditions set out in this Agreement.

1.2	The Lender requires that the Relevant Persons guarantee the

obligations of the Borrower to the Lender and the Relevant Persons are prepared to do so.
2	INTERPRETATION

In each of the Finance Documents, clause headings are for convenience and shall not be used in its interpretation and, unless the context clearly indicates a contrary intention, -
2.1	an expression which denotes -
2.1.1	any gender includes the other genders;

2.1.2	a natural person includes an artificial or juristic person and vice versa;

2.1.3	the singular includes the plural and vice versa;
2.2	the following expressions shall bear the meanings assigned to them below and cognate expressions bear corresponding meanings -
2.2.1	“Advance Date” — the later of -
2.2.1.1	the date of Financial Close; and

2.2.1.2	the date on which AHJIC is obliged to pay the third party sellers referred to in 1.1 the purchase consideration payable in respect of the WAL Shares to be acquired from them as confirmed by the Borrower pursuant to the provisions of 5.1;
2.2.2	“the/this Agreement” — the loan agreement set out herein, together with all annexures hereto, all as amended, novated and/or replaced from time to time;

2.2.3	“AHJlC” — ARMGold Harmony Joint Investment Company (Proprietary) Limited (registration number 2002/032163/07),

a private company with limited liability duly incorporated in the RSA;

2.2.4	“Applicable Laws” in relation to any entity or person — includes all and any -
2.2.4.1	statutes and subordinate legislation and common law; and

2.2.4.2	regulations; and

2.2.4.3	ordinances and by-laws; and

2.2.4.4	directives, codes of practice, circulars, guidance notices, judgments and decisions of any competent authority, or any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation; and

2.2.4.5	other similar provisions,
from time to time, compliance with which is mandatory for that entity or person;

2.2.5	“Asset” — includes any and all present and future properties, revenues and rights of every description;

2.2.6	“Borrower” — Harmony Gold Mining Company Limited (registration number 1950/038232/06), a public company with limited liability duly incorporated in the RSA;

2.2.7	“Breakage Costs” — the amount payable by the Borrower to the Lender pursuant to 10;

2.2.8	“Business Day” — any day other than a Saturday, Sunday or official public holiday in the RSA on which banks are open for business in Johannesburg;

2.2.9	“Capital Amount” — the amount to be lent and advanced by the Lender to the Borrower under this Agreement, being ZAR1 000 000 000;

2.2.10	“Capital Outstanding” as at any point in time — that portion of the Capital Amount which has been advanced by the Lender and which has not yet been repaid by the Borrower as at such point in time;

2.2.11	“Companies Act” — the Companies Act, 61 of 1973;

2.2.12	“Constitutional Documents” in respect of any entity or person and as at any time — the then current and up to date memorandum and articles of association, certificate of incorporation or the equivalent thereof in respect of any entity or person not being an entity or person registered under the Companies Act:

2.2.13	“Default Interest” — interest which accrues in accordance with 23;

2.2.14	“Distribution” in relation to any entity — any dividend or capital distribution (in whatsoever form) made to or for the account of the shareholders of that person or entity;

2.2.15	“EBITDA” — earnings before interest, tax, depreciation and amortisation, as determined in accordance with GAAP;

2.2.16	“Encumbrance” — any -
2.2.16.1	mortgage, pledge, lien, assignment, cession conferring security, hypothecation, security interest, preferential right, trust arrangement or any other encumbrance securing any obligation of any person;

2.2.16.2	agreement, arrangement or transaction under or pursuant to which a security interest is created and/or security is granted over any Asset and/or any money or claims to, or for the benefit of, a bank or other account may be applied, set-off or made subject to a combination of accounts so as to effect a full or partial discharge of any sum owned or payable to any person; or

2.2.16.3	other type of preferential agreement, arrangement or transaction (including any title transfer and retention arrangement), the effect of which is the creation of a security interest;
2.2.17	“Event of Default” — any event or circumstance specified as such in 19;

2.2.18	“Finance Documents” — collectively -
2.2.18.1	this Agreement;

2.2.18.2	each of the Security Documents; and

2.2.18.3	any other agreement and/or document at any time designated as a “Finance Document” by written agreement between the Lender and the Borrower to that effect.
all as amended, novated and/or replaced from time to time, and “Finance Document” shall mean any of them individually as the context may indicate;

2.2.19	“Financial Close” — the date upon which the Lender notifies the Borrower that the Lender is satisfied that -
2.2.19.1	all of the conditions set out in annexure A hereto have timely been fulfilled to the Lender’s satisfaction;

or

2.2.19.2	the Lender has timely waived fulfilment of all of the conditions set out in annexure A hereto (or those which remain unfulfilled as at the date thereof), as the case may be;

2.2.20	“Financial Statements’ in respect of any person or entity — collectively, the audited annual financial statements and the unaudited semi-annual and quarterly accounts and reports of that person or entity, including the notes (it any) thereto;

2.2.21	“Financial Year” — the financial year of the Bower, being the period of twelve months ending on 30 June in each year, or such other period coinciding with the financial reporting period of the Borrower as the Lender may approve in writing;

2.2.22	“GAAP” — the statements of Generally Accepted Accounting Practice as applied in the RSA;

2.2.23	“Group” — collectively, the Borrower and each of its subsidiaries from time to time;

2.2.24	“Indebtedness” — any obligations for the payment or repayment of money, whether an principal, surety, guarantor or otherwise and whether present or future, actual or contingent, including any indebtedness arising or pursuant to any redeemable preference shares;

2.2.25	“Insolvency Act” the Insolvency Act, 24 of 1936;

2.2.26	“Insolvency Event” in relation to any entity or person — the occurrence of any of the following events or circumstances -

2.2.26.1	a meeting of that entity or person being convened to consider or pass a resolution, or a declaration is made in respect of that entity or person, a petition is presented in respect of that entity or person, legal proceedings are finalised by or in respect of that entity or person or any other step is taken, for the final winding-up, judicial management, curatorship or dissolution of such entity’s or such person’s Assets, business or estate, or with a view to a composition, assignment or arrangement with such entity’s or such person’s creditors,

2.2.26.2	any liquidator, curator, judicial manager or similar officer being appointed in respect of such entity or person or any material part of its Assets or undertakings or such entity or person requests such appointment,
2.2.27	“Interest Payment Date” — a date on which the Borrower is obliged to make a payment of interest to the Lender under this Agreement, being each successive three month interval after the Advance Date, provided that the last Interest payment Date shall be the Schedule final Repayment Date;

2.2.28	“Interest Period” — a period commencing on (and including) a Rate Determination Date and terminating on (but excluding) the immediately succeeding Rate Determination Date thereafter, provided that the first Interest Period shall commence on the Advance Date and the last Interest Period shall terminate on the date on which the Outstanding Balance is fully and finally repaid by the Borrower to the Lender;

2.2.29	“Interest Rate” — a rate equal to JIBAR plus the Margin, expressed as a nacq rate;

2.2.30	“JIBAR” — the rate determined by the Lender as being -
2.2.30.1	the average mid market yield rate per annum for three month ZAR deposits which appears on the Reuters Screen SAFEY page at our about 11:00 Johannesburg time on the relevant Rate Determination Date; or

2.2.30.2	if the rate referred to in 2.2.30.1 does not appear on the Reuters Screen SAFEY page, or if the Reuters Screen SAFEY page in unavailable -
2.2.30.2.1	the rate determined on the basis of the average of the mid market deposit rates quoted by the Reference Banks at our about 11:00 Johannesburg time on the relevant Rate Determination Date by the Lender requesting the principal Johannesburg office of each Reference Bank to provide a quotation of such rate in respect of three month ZAR deposits; or

2.2.30.2.2	if on any Rate Determination Date fewer than two such quotations are provided by the Reference Banks, a rate determined by the Lender acting in good faith and in a commercially reasonable manner, using a representative rate;
2.2.31	“Lender” — FirstRand Bank Limited (registration number 1929/001225/06), a public company with limited liability duly incorporated in the RSA, acting through its Rand Merchant Bank Division, including any successors-in-title and permitted assigns of the Lender;

2.2.32	“Material Adverse Effect” — any event, matter or circumstance, which, in the reasonable discretion of the

Lender, has or may have a material adverse effect on -
2.2.32.1	any of the financial condition (including Assets, revenues, liabilities, prospects and results of operations) or affairs of the Borrower and/or any Relevant Person;

2.2.32.2	the ability of the Borrower and/or any Relevant Person to perform in a timely manner all or any of its obligations (including its payment obligations) under and in term of any Finance Documents to which it is a party;

2.2.32.3	the ability of the Lender to exercise and/or enforce any right granted or intended or purported to be granted to it under any Finance Document; or

2.2.32.4	The validity or effectives or priority of any security granted in terms of any of the Security Documents;
2.2.33	“Margin” — 1,50%;

2.2.34	“nacq” — nominal annual compounded quarterly in arrear;

2.2.35	“Outstanding Balance” as at any point in time — the sum of the Capital Outstanding, plus Breakage Costs (if any), plus all accrued but unpaid interest and any and all other amounts which have become due and payable by the Borrower to the Lender in terms of this Agreement as at such point in time;

2.2.36	“Parties” — the parties to this Agreement, and “Party” shall mean any one of them, as the context may indicate;

2.2.37	“Permitted Encumbrance” — any Encumbrance -
2.2.37.1	created by any of the Security Documents;

2.2.37.2	created with the prior written consent of the Lender; or

2.2.37.3	already existing as at the Signature Date and reflected in the consolidated Financial Statements of the Borrower as at and for the twelve month period ended 30 June 2005 and/or for the six month period ended 31 December 2005;

2.2.37.4	created in the ordinary course of trading activities as a term of supply of goods or services in terms of the relevant supplier’s standard or usual terms and conditions of sale or supply over such goods and services;

2.2.37.5	created as a result of any cash management arrangement entered into in the normal course of banking arrangements for the purpose of netting debit and credit balances, provided that the effect of any security or other documentation necessary to facilitate such cash management arrangement shall be limited to such particular cash management arrangement only and shall not have any wider ambit of application;

2.2.37.6	arising by the operation of law;

2.2.37.7	arising as a result of any subordination of inter-Group loans, but only to the extent such subordination is granted in favour of either of the Borrower or any Relevant Person;

2.2.37.8	created in favour of the Borrower or any Relevant Person;

2.2.37.9	arising as a result of deposits made to secure the performance of tenders, bids or trade or government contracts, to secure leases, statutory or regulatory obligations, surety or appeal bonds, performance or other obligations of a like nature incurred in the ordinary course of business, but not in aggregate exceeding ZAR10 000 000;

2.2.37.10	created as a result of zoning restrictions, licences, reservations, title defects, rights of others for rights of way, utilities, sewers, electrical lines, telephone lines, telegraph wires, restrictions, encroachments and other similar charges, encumbrances or titles defects incurred in the ordinary course of business;

2.2.37.11	created as a result of security given for costs in respect of any legal proceeding concerning the Group;

2.2.37.12	created as a result of any extension, renewal or replacement, in whole or in part of any Encumbrance permitted in terms of this 2.2.37, provided the value of such Encumbrance does not exceed the existing value of the Encumbrance permitted pursuant to this 2.2.37 and is not granted on terms which are more onerous to the Borrower or the Relevant Person (as the case may be);

2.2.37.13	arising from any right of refusal, right of first offer, option or other agreement to sell or otherwise dispose of an Asset, provided such right of first refusal, right of first offer, option or other agreement to sell or otherwise dispose is for a consideration greater than or equal to the market value of such Asset;

2.2.37.14	created over any Asset or property acquired after the Advance Date to secure Indebtedness incurred for the purpose of financing the purchase of such Asset or property, provided that the recourse of the lender or financier is limited to the indebtedness incurred to acquire such Asset or property as aforesaid;

2.2.37.15	created from an escrow agreement entered into or in connection with the disposition of Assets, provided that the value of such Encumbrance shall not exceed the value of the Asset so disposed of; or

2.2.37.16	arising as a result of any landlord hypothec;
2.2.38	“Permitted Indebtedness” — any indebtedness -
2.2.38.1	arising under the senior unsecured 13% bonds due 14 June 2006 and the 4,875% convertible bonds due 21 June 2009 of the Borrower and still in issue on the Signature Date and any extension of the maturity of either or both of such bonds;

2.2.38.2	arising under any of the Finance Documents;

2.2.38.3	arising or incurred with the prior written consent of the Lender;

2.2.38.4	arising under relationships with trade creditors incurred in the ordinary course of business which are not overdue on customary trade terms;

2.2.38.5	existing as at the Signature Date and reflected in the consolidated Financial Statements of the Borrower as at and for the twelve month period end 30 June 2005 and/or for the six month period ended 31 December 2005 to the extent not already referred above;

2.2.38.6	in relation to any Relevant Person, existing as at the date on which such person becomes a Relevant

Person;
2.2.38.7	arising under the vehicle and equipment financing arrangements for the Hidden Valley project situated in Papau New Guinea, to be embarked upon by the Group, but then only in an amount not exceeding US$35 000 000; or

2.2.38.8	arising from agreements providing for guarantees, indemnities or obligations in respect of earn-outs or other purchase price adjustments in connection with the acquisition or disposition of Assets but then only in an aggregate amount not exceeding ZAR50 000 000;

2.2.38.9	arising out of the obligation of the Borrower pursuant to the written agreement concluded or to be concluded between the Borrower and Allan Gray Limited (“Allan Gray”) to pay an additional consideration to Allan Gray if the Borrower or any of its subsidiaries purchase additional shares in WAL at a consideration exceeding ZAR45 within a period of six months from the date of acquisition of the WAL Shares;

2.2.38.10	arising in respect of a Permitted Encumbrance;

2.2.38.11	of any Relevant Person to the Borrower or of the Borrower to any Relevant person (as the case may be);

2.2.38.12	incurred in order to repay or prepay in full, in accordance with the provisions of this Agreement, the Outstanding Balance, provided that such Indebtedness does not subsist for a period of longer than two days prior to the prepayment of the Outstanding Balance;

2.2.38.13	arising as a result of any Indebtedness incurred in exchange for, or the net proceeds of which will be used to refund, replace or refinance any other Permitted Indebtedness, provided such Indebtedness is not in an amount greater than the existing Permitted Indebtedness and is not on terms and conditions more onerous to the Borrower or the Relevant Person (as the case may be);

2.2.38.14	incurred under currency or interest rate hedging agreements, provided that the notional underlying amount of such hedging agreements does not, in aggregate, exceed ZAR250 000 000;

2.2.38.15	incurred under electronic settlement facilities (clearing effects);

2.2.38.16	incurred in the ordinary course of business and discharged within thirty days of its first arising; or

2.2.38.17	which does not fall within the preceding provisions of this 2.2.38, but does not in aggregate exceed ZAR50 000 000;
2.2.39	“Potential Event of Default” — any event or circumstance which would or could, after expiry of a grace period, the giving of notice, the making of any determination, the satisfaction or non-satisfaction of any requirement (or any combination of the aforegoing) be an Event of Default;

2.2.40	“Rand”, “R” or “ZAR” — South African Rand, the lawful currency of the RSA;

2.2.41	“Rate Determination Date” — the Advance Date and each Interest Payment Date;

2.2.42	“Reference Banks” — Nedbank Limited, The Standard

Bank of South Africa Limited; FirstRand Bank Limited and ABSA Bank Limited;

2.2.43	“Relevant Person” — individually and/or collectively as the context may require, each of -
2.2.43.1	Randfontein Estates Limited (registration number 1889/000251/06), a public company with limited liability duly incorporated in the RSA, being a subsidiary of the Borrower;

2.2.43.2	Evander Gold Mines Limited (registration number 1963/006226/06), a public company with limited liability duly incorporated in the RSA, being a subsidiary of the Borrower;

2.2.43.3	African Rainbow Minerals Gold Limited (registration number 1997/015869/06), a public company with limited liability duly incorporated in the RSA, being a subsidiary of the Borrower;

2.2.43.4	ARMGold/Harmony Freegold Joint Venture Company (Proprietary) Limited (registration number 2001/029602/07), a private company with limited liability duly incorporated in the RSA, being a subsidiary of the Borrower;

2.2.43.5	AHJIC, being a subsidiary of the Borrower;

2.2.43.6	Avgold Limited (registration number 1990/007025/06), a public company with limited liability duly incorporated in the RSA, being a subsidiary of the Borrower; and

2.2.43.7	any other present or future subsidiary of the Borrower that has an EBITDA representing 10% or more of the Borrower’s consolidated EBITDA or that has gross assets reflected in the balance sheet, net assets reflected in the balance sheet or turnover (excluding intra-group items) representing 5% or more of the Borrower’s consolidated gross assets reflected in the balance sheet, net assets reflected in the balance sheet or turnover (as the case may be) but excluding as at the Signature Date (event tough such entities may qualify as Relevant Persons on the Signature Date and without prejudice to the Lender’s rights to later on reasonable written notice to the Borrower, include such persons as Relevant Persons and to require any or all of them, subject to such Relevant Persons having obtained or acquired all necessary regulatory approval s(which they shall be obliged to use their best endeavours to obtain as soon as possible) to bind themselves as guarantor with the Borrower mutatis mutandis on the same terms and conditions as the other Relevant Persons, all subsidiaries of the Borrower incorporated in Australia;
2.2.44	“RSA” — the Republic of South Africa as constituted from time to time;

2.2.45	“Schedule Final Repayment Date” — the date that falls on the Business Day immediately preceding the first anniversary of the Advance Date;

2.2.46	“Security Documents” — any and all agreements, arrangements and/or documents of whatsoever nature in terms of which the Lender is granted security (directly or indirectly) for, or in respect of, the obligations of the Borrower under the Finance documents, including -
2.2.46.1	a written cession in securitatem debiti and pledge by AHJIC in favour of the Lender, in terms of which AHJIC cedes in security and pledges to the Lender all of its rights, title and interest in and to the WAL Shares held by it from time to time;

2.2.46.2	a written guarantee by each of the Relevant Persons in favour of the Lender, in terms of which the Relevant Person guarantees the obligations of the Borrower to the Lender; and

2.2.46.3	any other agreement and/or document at any time designated as a “Security Document” by written agreement between the Lender and the Borrower to that effect;

2.2.46.4	all in a form an in substance acceptable to the Lender, and all as amended, novated and/or replaced from time to time, and “Security Document” shall mean any one of them individually, as the context may indicate;
2.2.47	“Signature Date” — the date that this Agreement is signed by the Party signing last in time;

2.2.48	“Tax” — any tax, levy, impost, duty, fee or other charge or withholding of whatsoever nature, including any penalty and/or interest payable in connection with any failure to pay or any delay in paying any of the same;

2.2.49	“VAT” — value added tax payable in terms of the South African Value Added Tax Act, 89 of 1991;

2.2.50	“WAL” — Western Areas Limited (registration number 1959/003209/06), a public company with limited liability duly incorporated in the RSA;

2.2.51	“WAL Shares” — 38 513 405 ordinary shares in WAL comprising 25% of the issued share capital of WAL as at the Signature Date acquired by AHJIC, on or about the

Advance Date and all other shares in WAL received or acquired by AHJIC from time to time directly as a result of its holding the firstmentioned shares in WAL;
2.3	any reference to any statute, regulation or other legislation shall be a reference to that statute, regulation or other legislation as at the Signature Date, and as amended or substituted from time to time;

2.4	any reference to any agreement, deed, bond or other document shall include a reference to all annexures, appendices, schedules and other attachments thereto and shall be a reference to that agreement, deed, bond or other document (including such annexures, appendices, schedules and other attachments thereto) as amended, novated and/or replaced from time to time;

2.5	any reference to “subsidiary”, “subsidiary company”, “subsidiaries” or “holding company” shall be given the meaning which would be ascribed thereto in accordance with the provisions of the Companies Act;

2.6	if any provision in a definition is a substantive provision conferring a right or imposing an obligation on any party them, notwithstanding that it is only in a definition, effect shall be given to that provision as if it were a substantive provision in the body of the applicable Finance Document;

2.7	where any terms is defined within a particular clause other than this 2, that term shall bear the meaning ascribed to it in that clause wherever it is used in the applicable Finance Document;

2.8	where any number of days is to be calculated from a particular day, such number shall be calculated as including such a particular day. If the last day of such number so calculated falls on a day which is not a Business Day, the last day shall be deemed to be the immediately preceding day which is a Business;

2.9	any reference to days (other than a reference to Business Days) or years shall be a reference to calendar days or years, as the case may be;

2.10	where any day for the performance of any obligation and/or the payment of any amount in terms of any Finance Document falls on a day other than a Business Day, such obligation shall be performed and/or such amount shall be paid on the immediately preceding day which is a Business Day;

2.11	any term which refers to a South African Legal concept or process (for example, without limiting the foregoing, winding-up or curatorship) shall be deemed to include a reference to the equivalent or analogous concept for process in any other jurisdiction in which any Finance Document may apply or to the laws of which a party may be or become subject;

2.12	the use of the words “including”, “include” and “includes” followed by a specific example/s shall not be construed as limiting the meaning of the general wording preceding them and the eisudem generis rule shall not be applied in the interpretation of such general wording or such specific example/s;

2.13	the word “dispose” shall mean any form of alienation of any property or Assets and any agreement for any such form of alienation of property or Asset and shall include a sale; donation, pledge, cession, assignment or licence, and the words “disposed”, “disposition” and “disposal” shall be construed in a like manner, provided that the payment of money shall not constitute a disposal;

2.14	the word “month means a period starting on one day in a calendar month and ending on the day before the numerically corresponding day in the next calendar month provided that-
2.14.1	if any such period would otherwise end on a day in the later calendar month which is not a Business Day, it shall end on the immediately preceding Business Day in the later calendar month; and

2.14.2	if a period starts on the last Business Day in a calendar month, or if there is no numerically corresponding day in the next calendar month in which that period ends, that period shall end on the last Business Day in that later month.
The Parties acknowledge and agree that each of the Finance Documents was entered into pursuant to the negotiation of its provisions by them and, accordingly, that ay rule of construction requiring that such Finance Document be interpreted or construed against the Party responsible for the drafting or preparation of that Finance Document shall not be of any application whether in relation to any dispute arising out of the interpretation of such Finance Document or otherwise.

3.	FINANCIAL CLOSE
3.1	This Agreement shall be of the full force and effect from the Signature Date, however, the obligations of the Lender under the Finance Documents (including the Lender’s obligations to commit, advance or make available any monies under this Agreement) shall be suspended and shall not be enforceable until Financial Close.

3.2	The Borrower shall use reasonable commercial endeavours to procure timely fulfilment of the conditions to Financial Close, as set out in annexure A hereto.

3.3	The conditions to be met prior to Financial Close set out in annexure A hereto are expressed to be solely for the benefit of the Lender, who may be written notice to that effect, either unconditionally waive or postpone any or all of the conditions to Financial Close or by agreement with the Borrower, impose additional or alternative conditions to Financial Close.

3.4	If the Financial Close has not occurred on or before 31 March 2006, then -
3.4.1	This Agreement and each of the Finance Documents shall cease to be of any further force or effect;

3.4.2	the Parties shall be restored, as near as possible to the position in which they would have been had the Finance Documents not been entered into, provided that the Borrower shall be obliged to pay to the Lender all amounts which may be due and payable by the Borrower to the Lender as at the date thereof, and

3.4.3	no Party shall have any claim against any other Party in terms of this Agreement or any other Finance Document except for such claim (if any) as may arise from a breach of this 3, the amounts payable by the Borrower to the Lender or any other provision of this Agreement or any other Finance Document by which the Parties remain bound.
4.	LOAN
4.1	The Lender shall, on the Advance Date, commit and lend the Capital Amount to the Borrower subject to the terms and conditions of this Agreement

4.2	The Borrower shall, on the Advance Date, accept the loan referred to in 4.1
5.	ADVANCE OF CAPITAL
5.1	The Borrower shall, as soon as reasonably possible after the Signature Date but in any event on or before the date of Financial Close, notify the Lender in writing of the date on which AHJIC is required to make payment to the third party sellers for the shares in WAL to be acquired by AHJIC from such third parties, of the full amount payable by AHJIC funded (in accordance with the provisions of 6.1) by the loan provided in terms of this Agreement, and the bank account or bank accounts in the RSA into which such payments are to be made.

5.2	The notification delivered in terms of 5.1 -
5.2.1	must be on or before 12:00 on the Advance Date; and

5.2.2	must be delivered on a date falling on or before 31 March 2006 failing which this Agreement shall cease to be of any further force or effect and the provisions of 3.4 shall apply mutatis mutandis.
5.3	The Lender shall be deemed to have advanced the Capital Amount to the Borrower on the Advance Date by depositing the Capital Amount into the relevant bank account or bank accounts in the RSA in accordance with the notification in terms of 5.1. The Borrower acknowledges that the Lender so depositing the Capital Amount shall discharge in full the Lender’s obligation to advance the Capital Amount under this Agreement.

5.4	Notwithstanding anything to the contrary in this Agreement, the Lender shall not be obliged to advance the Capital Amount -
5.4.1	if, as at the date of receipt by the Lender of the notification referred to in 5.1, any event, matter or circumstance (or any combination of events, matters or circumstances) shall exist which, in the reasonable discretion of the Lender, shall constitute or may constitute a Material Adverse Effect, or

5.4.2	if any Event of Default or Potential Event of Default has occurred or is continuing.
5.5	Subject to the aforegoing provisions of this 5, the Lender shall advance the Capital Amount to the Borrower in accordance with the request referred to in 5.1
6	PURPOSE
6.1	The Borrower shall apply the Capital Amount solely for the purpose of granting a loan to AHJIC in order for AHJIC to effect payment in part, for its acquisition of the shares in the issued share capital of WAL constituting approximately 29.2% or more of the entire issued share capital of WAL from one or more third party sellers for an aggregate consideration of approximately ZAR1 984 380 080.

6.2	The Lender shall not be bound to monitor or verify the application of any amount advanced by them to the Borrower pursuant to this Agreement.
7	INTEREST
7.1	The Capital Outstanding shall, subject to the provisions of this Agreement relating to default interest, bear and accrue interest from the Advance Date at the Interest Rate determined in respect of each Interest Period succeeding the Advance Date. As at each Rate Determination Date the Interest Rate for the immediately succeeding Interest Period shall be determined and interest shall accrue on the Capital Outstanding in respect of each succeeding Interest Period at the relevant Interest Rate for that Interest Period until such time as the Capital Outstanding is fully and finally repaid by the Borrower to the Lender.

7.2	The Borrower shall, on each Interest Payment Date, pay to the Lender all interest accrued on the Capital Outstanding in respect of the period up to that Interest Payment Date. Any interest not paid on the Interest Payment Date therefor shall be added to the Capital Outstanding quarterly in arrears.
8	REPAYMENT
8.1	Subject to 7, 9 an d20, the Borrower shall repay the Capital Outstanding and any accrued by unpaid interest thereon to the Lender on the Scheduled Final Repayment Date.

8.2	Notwithstanding anything to the contrary contained in this Agreement, any Outstanding Balance as at the Scheduled Final Repayment Date shall be repaid by the Borrower to the Lender on that date.
9	VOLUNTARY PREPAYMENTS
9.1	Subject to 9.2 and 10, the Borrower shall be entitled to prepay the Outstanding Balance (or any portion thereof) prior to the Scheduled Final Repayment Date.

9.2	The Borrower shall be entitled to prepay on the basis set out in 9.1 by notifying the Lender, in writing, at lest five Business Days prior to the date on which such prepayment is to be made, which notice shall -
9.2.1	specify the date on which such prepayment is to be made;

9.2.2	specify the amount to be so prepaid, which amount shall either be the whole or the Outstanding Balance as at the date referred to in 9.2.1 or a lesser amount being a minimum amount of ZAR25 000 000 or multiples thereof;

9.2.3	be irrevocable; and

9.2.4	unconditionally oblige the Borrower to make such prepayment in the amount specified in the notice and referred to in 9.2.2, together with all Breakage Costs in respect of the amount so prepaid on the date so notified.
9.3	The Lender shall, as soon as reasonably possible after receipt of a notice from the Borrower envisaged in 9.1, but in any event by no later than a date two Business Days prior to the date on which the relevant prepayment is to be made as set out in such notice (being the date referred to in 9.2.1), calculate and thereupon certify, in accordance with 22, the Outstanding Balance as the date for the relevant prepayment and notify the Borrower thereof in writing.
9.4	The Borrower shall not be entitled to redraw any amounts prepaid by it in terms of this 9.
10	BREAKAGE COSTS INDEMNITY
If, for any reason, any portion of the Outstanding Balance is repaid (an “Irregular Payment”) on any date other than an Interest Payment Date, there shall be payable by the Borrower to the Lender, on the occurrence of such event, in addition to any other amounts payable in terms of this Agreement, the amount (if any) by which -

10.1	the present value of the Irregular Payment, plus interest thereon, calculated at the Interest Rate, from the date of the payment to the next following Interest Payment Date, discounted from such Interest Payment Date to the date on which the Irregular Payment is to be made (“Calculation Period”) at the interest rate then quoted by the Lender for deposits in Rand for a period that most closely approximates the Calculation Period, plus the Margin; exceeds

10.2	the amount of the Irregular Payment,

such amount, in either case, to be calculated and certified in accordance with 22.
11	RENUNCIATION OF BENEFITS
The Borrower hereby renounces the benefits of the defences and exceptions of no value received, non numerate pecuniae, non causa debiti, errore calculi, revision of accounts, and all other legal benefits and exceptions to the extent applicable with the full force, meaning and effect whereof the Borrower declares itself to be acquainted.
12	WARRANTIES AND REPRESENTATIONS
12.1	The Borrower and each of the Relevant Persons give the Lender the warranties, representations and undertakings (each a “Borrower’s Warranty” and collectively the “Borrower’s Warranties”) in 12.2 on the basis that -
12.1.1	each Borrower’s Warranty shall be deemed to be material;

12.1.2	each Borrower’s Warranty shall, unless such Borrower’s Warranty is expressly stated to be given only at a particular date or time, be deemed to be given as on te Signature Date and repeated every day thereafter until such time as all of the obligations of the Borrower under the Finance Documents have been fully and finally discharged;

12.1.3	insofar as any Borrower’s Warranty is promissory or relates to a future event, such Borrower’s Warranty shall be deemed conclusively to have been given as at the due date for fulfilment of the promise or for the happening of the event, as the case may be;

12.1.4	each Borrower’s Warranty shall be separate and independent warranty and shall not be limited by any reference to, or inference from, the terms of any other warranty or by any other provision in any of the Finance Documents and/or the other Finance Documents; and

12.1.5	each Borrower’s Warranty, to the extent that it is expressed in an appropriate tense, shall be construed and read in the appropriate tense.
12.2	The Borrower and each Relevant Person warrant, represent and undertake in favour of the Lender that, save as otherwise provided for, or contemplated in, the Finance Documents -
12.2.1	the Borrower and each of the Relevant Persons is a company with limited liability duly incorporated in and validly existing under the laws of the RSA;

12.2.2	the Borrower and each of the Relevant Persons has the legal capacity and power to own its Assets and carry on its business as it is presently being conducted;

12.2.3	the Borrower and each of the Relevant Persons has -
12.2.3.1	the legal capacity and power to enter into and perform; and

12.2.3.2	taken all necessary actions (whether corporate, internal or otherwise) to authorise its entry into and the performance of its obligations under,

the Finance Documents to which it is a party;
12.2.4	the obligations expressed to be assumed by the Borrower and each of the Relevant Persons under the Finance Documents to which it is a party are legal and valid and are binding on, and enforceable against, the Borrower and such Relevant Person;

12.2.5	the entry into of the Finance Documents by the Borrower and each of the Relevant Persons, and the performance by the v each of the Relevant Persons of its obligations under, dues not, and will not, -
12.2.5.1	contravene any Applicable Laws; or

12.2.5.2	contravene any provision of the Constitutional Documents of the Borrower or such Relevant Person;

12.2.5.3	contravene, violate, cause a default and/or breach of the terms of, and/or otherwise conflict with any contract, agreement, indenture, mortgage or other instrument of any kind to which the Borrower or any Relevant Person is a party or by which the Borrower, any Relevant Person or any of their respective Assets are or may be bound in any manner; and/or

12.2.5.4	cause any borrowing, negative pledge or other limitation on the Borrower or any Relevant Person or the powers of the directors or other officers of the Borrower or of any Relevant Person to be exceeded or allow a person to accelerator or cancel an obligation with respect to any Indebtedness of the Borrower or of any Relevant Person;
12.2.6	as at the Signature Date, all material authorisations, consents, approvals, . resolutions, licences, exemptions, filings and registrations required for the conduct by the Borrower and each of the Relevant Persons of its business have been obtained and are of full force and effect;

12.2.7	the entering into by the Borrower and each of the relevant Persons of the Finance Documents to which it is a party do not and shall not give rise to any authorisation, consent, approval, resolution, licence, exemption, filing or registration referred to in 12.2.6 being suspended, cancelled, revoked or not being renewed or only being renewed on terms less favourable to the Borrower or any Relevant Person;

12.2.8	save for any Indebtedness preferred solely by virtue of the operation of law, the Borrower’s payment obligations under the Finance Documents rank at least pari passu in right and priory of payment with all unsecured and unsubordinated Indebtedness of the Borrower;

12.2.9	as at the Signature Date, no Event of Default or Potential Event of Default has occurred or is continuing;

12.2.10	the Borrower shall promptly inform the Lender, in writing, of the occurrence of any Event of Default or Potential Event of Default;

12.2.11	as at the Signature Date, insofar as the Borrower is aware or ought reasonably to have been aware after having made all reasonable and diligent enquiries, no event has occurred which shall have, or is likely to have, a Material Adverse Effect;

12.2.12	as at the Signature Date, no litigation, arbitration, administrative or other proceedings which shall have, or are reasonably likely (either by itself or together with any other proceedings) to have, a Material Adverse Effect, are current or pending or (to the best of the knowledge, information or belief of the Borrower) threatened against the Borrower, any Relevant Person or any of their respective Assets;

12.2.13	the Borrower and each Relevant Person -

12.2.13.1	has no Indebtedness other than Permitted Indebtedness;

12.2.13.2	is not a party to, nor is it or nay of its Assets bound or affected by, any consent, agreement or instrument under which it is, or in certain circumstances (including the entry into it is, or in certain circumstances (including the entry into of the Finance Documents and/or performance by the Borrower and each Relevant Person of its obligations thereunder) may be, required to, create, assume or permit to arise any Indebtedness other than Permitted Indebtedness; or

12.2.13.3	is not liable to any third party as guarantor, surety or any similar capacity other than as contemplated y the Finance Documents and other than as reflected in the Financial Statements of the Borrower as at and for the twelve month period ended 30 June 2005 and/or for the six month period ended 31 December 2005 (even if reflected therein as a liability or debt and not as a contingent liability);
12.2.14	none of the Assets of the Borrower or of any Relevant Person or shares in the Borrower or any Relevant Person are encumbered other than by way of a Permitted Encumbrance and none of the Borrower or any of the Relevant Persons is a party to, nor is it or any of its Assets bound or affected by, any consent, agreement or instrument under which the Borrower or any Relevant Person is, or in certain circumstances (including the entry into of the Finance Documents and/or performance of its obligations thereunder) may be, required to create, assume or permit to arise any encumbrance other than a Permitted Encumbrance;

12.2.15	all information furnished by (or on behalf of) the Borrower to the Lender in connection with the loan made available under this Agreement, the entry into of the Finance Documents or otherwise does not contain any factual statements which are incorrect or omit to state any fact the omission of which makes the statements therein, in the light of the circumstances under which they were made, misleading in any material respect;

12.2.16	the most recent Financial Statements of the Borrower which were provided to the Lender were prepared in accordance with GAAP consistently applied and give a true and fair view of the results of the operations of the Borrower for the period to which they relate and the state of the affairs of the Borrower at the end of such period and, in particular, disclose or reserve against and provide for all liabilities (actual and contingent) of the Borrower;

12.2.17	as at the Signature Date, since the provision to the Lender of the most recent Financial Statements referred to in 12.2.16, there has occurred no event which has, or is likely to have, a Material Adverse Effect and there has been no event which has resulted in, or is reasonably likely to require, the restatement of such Financial Statements;

12.2.18	as at the Signature Date, the Borrower and each Relevant Person has not breached any Applicable Law binding on it where such breach is likely to have a Material Adverse Effect;

12.2.19	the Borrower and each Relevant Person shall not, in any jurisdiction, claim for itself or its Assets immunity from suit, execution, attachment or other legal process whatsoever or wheresoever;

12.2.20	the execution by the Borrower and each of the Relevant Persons of the Finance Documents constitutes, and its exercise of its rights and performance of its obligations thereunder will constitute, private and commercial acts done and performed for private and commercial purposes;

12.2.21	the Borrower and each of the Relevant Persons has -
12.2.21.1	delivered or causes to be delivered all returns for Taxes

which are now due to the appropriate governmental or regulatory authority (including the South African Revenue Services);

12.2.21.2	paid and discharged all Taxes payable by it when due;

12.2.21.3	made appropriate provision in accordance with GAAP for amounts likely to be payable in respect of Tax; and

12.2.21.4	withheld and collected all Taxes required to be withheld and collected by it and remitted such Taxes to the appropriate governmental or regulatory authority (including the South African Revenue Services), and no assessment or appeal is, to its knowledge (having made reasonable and diligent enquiry), being asserted or processed with respect to such returns, Taxes and obligation;

12.2.22	as at the Signature Date, no Insolvency Event has occurred in relation to the Borrower or any Relevant Person;

12.2.23	as at the Signature Date, the Borrower and each Relevant Person is solvent and in a position to pay its debts and meet its other obligations as and when they fall due in the normal course of business and the Borrower and each Relevant Person has not committed any act, which, if it were a natural person, would be an act of insolvency as contemplated in the Insolvency Act;

12.2.24	as at the Signature Date, no steps have been taken, or application been made, for the winding-up or liquidation (whether provisionally or final or voluntarily or compulsorily) of the Borrower or of any Relevant person; and

12.2.25	the Borrower has fully disclosed in writing (it being recorded that the Borrower has disclosed to the Lender Form 20F for the financial year ended, lodged by or on behalf of the Borrower with the Securities Exchange Commission of the United States of

America on 2 November 2005 and the Borrower’s consolidated Financial Statements as at and for the twelve month period ended 30 June 2005 and for the six month period ended 31 December 2005 or otherwise) to the Lender all facts which it knows, or should reasonably know, is, or which could reasonably be expected to be, material to the Lender in the context of this Agreement, the Finance Documents and/or the granting of the loan thereunder.
13.	POSITIVE UNDERTAKINGS
13.1	The Borrower and each Relevant Person undertake to and in favour of the Lender to meet and/or, as applicable, comply with the positive undertakings in 13.2 on the basis that each of such undertakings shall be deemed to have been given on the Signature Date and repeated each day thereafter until such time as all of the obligations of the Borrower under this Agreement and each of the Finance Documents have been fully and finally discharged.

13.2	The Borrower and each Relevant Person warrant, represent and undertake to and in favour of the Lender that it shall -
13.2.1	do all such things as are necessary to maintain its corporate existence;

13.2.2	do all such things as are necessary to rectify any corporate irregularities relating to it and its corporate records;

13.2.3	comply with all Applicable Laws binding upon it, or its Assets or required for the conduct of its business, where failure to comply with such Applicable Laws would or may have a Material Adverse Effect;

13.2.4	obtain and maintain in full force and effect all authorisations, consents, approvals, resolutions, licences, exemptions, filings and registrations required for the conduct by it of its business in the places and in the manner in which such business is presently carried on and it shall promptly make and renew from time to time all such filings and registrations, as may be required or desirable under any Applicable Law -
NOTE — WHOLE PAGE 35 OF ORIGINAL DOCUMENT MISSING
SECTIONS 13.2.5 THROUGH 13.2.9
CONTINUED — START OF PAGE 36
encumbrance over any Assets encumbered under any Security Document is granted ad maintained;

13.2.10	keep or cause to be kept proper books of account relating to its business in accordance with GAAP consistently applied; and

13.2.11	ensure that all Financial Statements delivered under this Agreement -
13.2.11.1	are prepared in accordance with GAAP consistently applied, and in compliance with all Applicable Laws; and

13.2.11.2	give a true and fair view of the financial condition and results of the operations of the Borrower for the period for which and on the date at which such financial statements are prepared and made up.
14.	NEGATIVE UNDERTAKINGS
14.1	The Borrower and each Relevant Person undertake to and in favour of the Lender to meet and/or, as applicable, comply with the negative undertakings in 14.2 on mutatis mutandis the same basis set out in 13.1.

14.2	The Borrower and each Relevant Person undertake to and in favour of the lender that it shall not, without the prior written consent of the Lender -

14.2.1	amalgamate, merge, consolidate or otherwise enter into any other form of business combination with or into any other person or be the subject of any reconstruction, arrangement or similar transaction, provided that nothing in this 14.2.1 shall prohibit the Borrower from -
14.2.1.1	issuing its own shares in order to effect an acquisition of another entity;

14.2.1.2	amalgamating, merging, consolidating or otherwise entering into any other form of business combination with any other entity where the creditworthiness of the Borrower or that Relevant Person (as the case may be) is substantially the same as (or better than) that prior to such amalgamation, merger, consolidation or other corporate activity (as determined by the Lender in its reasonable discretion) and the Borrower or such Relevant Person (as the case may be) remains bound by the provisions of this Agreement;
14.2.2	materially change the nature or scope of its principle business;

14.2.3	whether by way of a single transaction or a number of related or unrelated transactions and whether at the same time or over a period of time, dispose of or cease to exercise direct control over all or any part of its present or future Assets or any interest therein or the right to receive or to be paid the same or agree or attempt to do so, provided that the restriction contained in this 14.2.3 shall not apply to -
14.2.3.1	the disposal of inventory on arm’s length terms in the ordinary and regular course of its business;

14.2.3.2	disposals of Assets made other than in the ordinary course of its business but on arm’s length terms and only if the value of the Assets thereby disposed of (whether by a single transaction or by a series of transactions)

does not exceed in aggregate the sum of ZAR250 000 000 in any Financial Year and the Borrower or the Relevant Person is paid entirely in case or Assets on disposal;

14.2.3.3	disposals or replacements of obsolete or redundant equipment no longer required for the purposes of the business carried on by it; and

14.2.3.4	the creation of any Permitted encumbrance;
14.2.4	make any Distribution to any of its shareholders with the proceeds of any disposal of Assets (whether by a single transaction or by a series of transactions) where the value of such Assets disposed exceeds ZAE 100 000 000 (even if such disposal is allowed under 14.2.3);

14.2.5	other than in the ordinary course of its business enter into or permit to subsist or agree to give or enter into any Indebtedness, except as Permitted Indebtedness;

14.2.6	create or agree or attempt to create or permit to subsist in favour of any person other than the Lender any Encumbrance over the whole or any part of its present of future Assets or agree to do so, except that this restriction will not apply to Permitted Encumbrances -

14.2.7	collateralise any guarantee, suretyship, intercession or similar undertaking, except for guarantees, suretyships, intercessions or similar undertakings given on its behalf in favour of carriers, warehousemen or trade suppliers incurred in the ordinary course of its business;

14.2.8	save for in terms of any Permitted Indebtedness, give or enter into or permit to subsist or agree to give or enter into any guarantee, suretyship, intercession or similar undertaking other than as contemplated by the Finance Documents and other than in replacement (on terms and conditions no more onerous to the Borrower or the Relevant Person, as the case may be) of any such guarantee, suretyship or intercession as reflected in the Financial Statements of the Borrower as at and for the twelve month period ended 30 June 2005 and/or for the six month period ended 31 December 2005 (even if reflected therein as a liability or debt and not as a contingent liability);

14.2.9	redeem, purchase or otherwise acquire any of its shares or otherwise reduce its share capital in any manner other than redemptions, purchases or other acquisitions of its shares not exceeding ZAR 125 000 000 in any Financial Year and other than the issue of new shares having the same rights, privileges and conditions as those shares already in issue;

14.2.10	change its Financial Year; or

14.2.11	surrender or attempt or purport to surrender any of its Tax relief or accumulated assessed Tax losses and/or benefits.
15	REPORTING UNDERTAKINGS
15.1	The Borrower undertakes to and in favour of the Lender to meet and/or comply, as applicable, with the undertakings in 15.2 on mutatis mutandis the same basis set out in 13.1.

15.2	The Borrower undertakes to and in favour of the Lender that -
15.2.1	the Borrower shall notify the Lender forthwith upon becoming aware of -
15.2.1.1	the occurrence of any Event of Default or Potential Event of Default and shall, from time to time on request therefore by the Lender, supply the Lender with a certificate signed by two directors of the Borrower certifying that no Event of Default or Potential Event of Default has occurred or is continuing or, if such is not the case, specifying the Event of Default or Potential Event of Default which has occurred and the action taken or proposed to be taken to remedy same;

15.2.1.2	any dispute, threatened dispute, litigation or threatened litigation in relation to the Borrower or any Relevant Person which, if resolved against the Borrower or such Relevant Person, may have a Material Adverse Effect; and/or

15.2.1.3	the occurrence of any event which shall have, or is likely to have, a Material Adverse Effect;
15.2.2	the Borrower shall deliver to the Lender the following reports and information -
15.2.2.1	promptly as and when same have been approved by the board of directors of the Borrower, but in any event within ninety days from the date of the end of each Financial Year, copies of its annual audited financial statements and copies of its consolidated annual audited financial statement in respect and as at the end of such Financial Year;

15.2.2.2	promptly as and when same becomes available, but in any event within sixty days from the end of such period, copies of its semi annual and quarterly unaudited accounts and report and copies of its consolidated semi annual and quarterly unaudited accounts and reports;

15.2.2.3	at the same time as its shareholders are delivered same, copies of all information circulars, reports or other information sent by the Borrower to its shareholders;

15.2.2.4	if requested by the Lender, details of any litigation, arbitration, mediation or the like either commenced, threatened or pending against eh Borrower or any

Relevant Person that would or could have a Material Adverse Effect;

15.2.2.5	such other information relating to its financial condition, prospects, operations and/or Assets as the Lender may from time to time reasonably request.
16	GENERAL PROVISIONS APPLICABLE TO PAYMENTS
16.1	Unless the Parties otherwise agree in writing, the Borrower and the Relevant Persons shall pay all amounts payable by them or any of them to the Lender in terms of any of the Finance Documents in immediately available funds, without any set-off, withholding or deduction of any nature, in the currency of the RSA into the following bank account:

Account Name: RMB — DMM Account Account Number: 50619016740 Branch: Corporate Account Services — Jhb Clearing Code: 25-50-05 Reference: SPJ,

or such other bank account in the RSA as the Lender may stipulate on five Business Days’ written notice to the Borrower, from time to time.

16.2	Should the Borrower or any Relevant Person be required by any Applicable Laws to effect any payment in terms of this Agreement subject to the deduction or withholding of any amount -
16.2.1	the Borrower or the Relevant Person shall forthwith notify the Lender thereof in writing;

16.2.2	the amount payable by the Borrower or the Relevant Person in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary so as to ensure that, after the making of the relevant deduction or withholding (and taking into account any further deduction or withholding on the increased payment), the Lender receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the amount which it would have received and so retained had no such deduction or withholding been made or required to be made; and

16.2.3	The Borrower or the Relevant Person shall pay the full amount so required to be deducted or withheld to the relevant authority or other entity concerned within the time allowed for such payment under the Applicable Law and shall deliver to the Lender, within ten days after having made such payment, an original receipt (or a certified copy thereof) issued by such authority or other entity evidencing the payment to such authority or other entity of all amounts so required to be deducted or withheld.
17	SET-OFF

The Lender shall be entitled to set-off any payment due or arising or which may become due or owing by the Lender to the Borrower from whatsoever cause against all and any Indebtedness from whatsoever cause and however arising which is or may become due or owing by the Borrower to the Lender.

18	CHANGE IN COSTS
18.1	If at any time or times prior to the obligations of the Borrower under the Finance Documents having been fully and finally discharged -
18.1.1	any new Applicable Law is promulgated, given or adopted;

18.1.2	there are any charges to any present or future Applicable Law;

18.1.3	there are any changes in the interpretation or administration of any Applicable Law by any relevant monetary or fiscal authority or comparable agency charged with the interpretation or administration thereof;

18.1.4	there are any changes in banking practice, as it affects or is applied generally to any financial institution;

18.1.5	there is any compliance by the Lender with any existing or future guidance note, practice note, directive or requests, whether or not having the force of law, from any competent authority (whether monetary, fiscal or otherwise) or any governmental, inter-governmental or supra-national body, agency, department or regulatory, self regulatory or other authority or organisation;

18.1.6	there is any compliance by the Lender with any reserve, cash ratio, special deposit or liquidity requirements (or other similar requirements) in respect of the Finance Documents; and/or

18.1.7	there is any compliance by the Lender with any capital adequacy or similar requirements howsoever arising, including as a result of an increase in the amount of the capital to be allocated to the amount advanced under this Agreement or a change of weighting of the commitment of the Lender under this Agreement;
which would or does -
18.1.8	subject the lender to any taxes, duties, or other charges in respect of the Finance Documents or change the basis of taxation of the Lender in respect of payments of capital, interest or fees payable t it in relation to the Finance Documents (except for changes in the rate of normal taxation on the income of the Lender);

18.1.9	impose, modify or deem applicable any reserve, special deposit or similar requirement against Assets of, deposits with or for the account of, or credit extended by, the Lender;

18.1.10	impose on the Lender any other obligation or condition which requires the Lender to incur a cost in respect of the amounts advanced by the Lender or its commitment or exposure to the Borrower in terms of the Finance Documents (or any of them);

and/or

18.1.11	otherwise increase the cost to the Lender of making or having made any advance under or maintaining the Finance Documents (or any of them), reduce any amount/s received or receivable by the Lender and/or reduce the return to the Lender hereunder by a sum which the Lender, in its reasonable discretion, deems material, then the Borrower shall pay to the Lender, forthwith on demand and while such circumstances continue, such additional amount or amounts as will fully compensate the Lender, for such additional cost, reduced receipt or reduced return (as the case may be).

18.2	The provisions of this 18 shall survive the termination or cancellation of any of the Finance Documents (including this Agreement) for any reason whatsoever.
19	EVENTS OF DEFAULT
19.1	Each of the events and circumstances set out in 19.2 shall constitute an Event of Default (whether or not the occurrence of the event concerned in outside the control of the Borrower), if such event is -
19.1.1	incapable of remedy; or

19.1.2	capable of remedy but, within ten days of the Lender having notified the Borrower or the Relevant Person of such default in writing, has not been remedied, provided that there shall be no remedy period for an Event of Default of the nature referred to in 19.2.1.
19.2	Each of the following events shall constitute an Event of Default in accordance with the provisions of 19.1 -
19.2.1	the Borrower or any Relevant Person fails to pay on the due date any amount payable by it under any of the Finance

Documents in the manner specified in terms of the relevant Finance Document;

19.2.2	the Borrower or any Relevant Person fails to comply with any of its obligations (other than a payment obligation referred to in 19.2.1) under any of the Finance Documents;

19.2.3	any representation, warranty or statement (irrespective of the materiality of same) which is made by the Borrower or any Relevant Person in any of the Finance Documents or in any certificate, statement or notice provided under or pursuant to any of the Finance Documents proves to be incorrect when made (or deemed to be made or repeated);

19.2.4	the Borrower or any Relevant Person fails to comply with any of its undertakings given or granted in favour of the Lender under any of the Finance Documents;

19.2.5	any provision of any Finance Document is or becomes invalid or unenforceable for any reason or is repudiated or the validity or enforceability of any provision of any Finance Document is at any time contested by any party thereto or other person (other tan the Lender);

19.2.6	at any time it is or becomes unlawful under Applicable Law for the Borrower and/or any Relevant Person to perform any of its obligations under any of the Finance Documents to which it is a party;

19.2.7	the Borrower and/or any Relevant Person ceases or suspends, or threatens or proposes to cease to suspend, to carry on all or a substantial part of its business;

19.2.8	the whole or part of the Assets of the Borrower and/or any Relevant is seized, nationalised, expropriated or compulsorily acquired by a governmental body or under or by virtue of any Applicable Law;

19.2.9	any Indebtedness of the Borrower or any Relevant Person in excess of ZAR50 000 000 -
19.2.9.1	is not paid when due or within any applicable grace period in any agreement relating to that Indebtedness; or

19.2.9.2	becomes due and payable (or capable of being declared due and payable) before its normal maturity or is placed upon demand (or any commitment for any such indebtedness is suspended) by reason of a default or event of default (however described);
19.2.10	any Encumbrance (other than a Permitted Encumbrance) affecting the business, undertaking or any of the Assets of the Borrower becomes enforceable;

19.2.11	any Encumbrance granted or purported to be granted pursuant to any Security Document ceases to be effective or to have the priority intended to be conferred by such Security Document;

19.2.12	the Borrower or any Relevant Person has any judgment or any similar award in excess of ZAR50 000 000 (“Judgment”) awarded against it, provided that an Event of Default for purposes of this 19.2.12 shall only be deemed to have occurred if -
19.2.12.1	such Judgment is appealable and the Borrower or the applicable Relevant Person fails to appeal against such Judgement within the prescribed time limits or fails to diligently prosecute such appeal thereafter or ultimately fails in such appeal;

19.2.12.2	such Judgement is a default Judgment and the Borrower or the applicable Relevant Person fails to apply for the rescission thereof within the prescribed time limits or fails to diligently prosecute such application thereafter or ultimately fails in such application; or

19.2.12.3	such Judgement is reviewable and the Borrower or the applicable Relevant Person fails to initiate proceedings for the review thereof within the prescribed time limits or fails to diligently prosecute such proceedings thereafter or ultimately fails in such proceedings;
19.2.13	any Insolvency Event occurs in relation to the Borrower and/or any Relevant Person;

19.2.14	any litigation, arbitration, administrative or other proceedings which have or are reasonably likely (either by itself or together with any other proceedings) to have a Material Adverse Effect becomes current, pending or threatened against the Borrower or any Relevant Person or any of their respective Assets;

19.2.15	since the provision to the Lender of the most recent Financial Statements delivered by the Borrower to the Lender any event occurs which is, or is likely to have a Material Adverse Effect or any event occurs which results in or is reasonably likely to require such Financial Statements to be restated;

19.2.16	the Borrower or any Relevant Person breaches any Applicable Law binding on it where such breach is likely to have a Material Adverse Effect;

19.2.17	the Borrower or any Relevant Person ceases to be in a position to pay its debts and meet its other obligations as and when they fall due in the normal course of business or the Borrower or any Relevant Person commits any act which if it were a natural person, would be an act of insolvency as contemplated in the Insolvency Act;

19.2.18	any material authorization, consent, resolution, licence, exemption, filing or registration required for the conduct of the Borrower or any Relevant Person of its business cease to exist or be of full force and effect;

19.2.19	the Borrower and/or any Relevant Person ceases to carry on the business which it undertakes as at the Signature Date; and/or

19.2.20	at any time there occurs any event of default not mentioned in any of the other provisions of this 19 which, in the reasonable opinion of the Lender, has, or may have a Material Adverse Effect.
19.3	At any time after the occurrence of an Event of Default, the Lender may, without prejudice to its rights in terms of any of the Finance Document or law, exercise the rights and remedies afforded to it under the applicable Finance Document.

19.4	Notwithstanding anything to the contrary contained in this Agreement (including the occurrence of an Event of Default) this Agreement may not be terminated and/or cancelled by the Borrower for any reason whatsoever until such time as all of the obligations of the Borrower to the Lender under the Finance Documents have been fully and finally discharged.
20	REMEDIES

If an Event of Default occurs, then notwithstanding anything to the contrary contained in any Finance Document, the Lender, without prejudice to any of its other rights in terms of any Finance Document or at law, shall have the right to -
20.1	cancel this Agreement and claim immediate repayment of all monies owing under this Agreement, which shall become immediately due and payable; /or

20.2	require immediate specific performance by the Borrower and each Relevant Person of its obligations under each of the Finance Documents; and/or

20.3	claim damages, excluding consequential and indirect losses, incurred and/or suffered by the Lender; and/or

20.4	exercise its rights in terms of the Security Documents.
21	COSTS AND EXPENSES
21.1	The Borrower shall pay and reimburse to the Lender, on demand, all reasonable costs, fees and expenses (including legal fees) and other out-of-pocket expenses incurred by the Lender in connection with -
21.1.1	the negotiation, preparation, execution and completion of each of the Finance Documents, and all documents, matters and things referred to in the Finance Documents or incidental to any of the Finance Documents;

21.1.2	any variation, amendment, restatement, consent or suspension of rights (or any proposal for any of the same) relating to any of the Finance Documents (and document, matters or things referred to therein);

21.1.3	the investigation of any Event of Default or Potential Event of Default.
21.2	The Borrower shall pay and reimburse to the Lender, on demand, all reasonable costs, fees and expenses (including legal fees on the attorney and own client scale, fees and expenses of advisers and other out-of-pocket expenses an any VAT or other similar tax thereon) incurred by the Lender in connection with the preservation, enforcement or the attempted preservation or enforcement (unless and to the extent of a contrary costs order made by any court of competent jurisdiction) of any of the Lender’s rights under any of the Finance Documents (and documents referred to therein).

21.3	The Borrower shall pay, on demand, any stamp duty, documentary, registration, notarization, filing and other duties and Taxes which are or may hereafter become payable in connection with the entry into, performance, execution or enforcement of any of the Finance Documents or to which any of the Finance Documents may otherwise be or become subject or give rise to.

22	CERTIFICATE

Save as may be expressly provided to the contrary elsewhere in any Finance Document, a certificate under the hand of any manager or director of the Lender as to the existence and amount of the indebtedness of the Borrower or any Relevant Person to the Lender at any time, as to the fact that such amount is due and payable, the amount of interest accrued thereon and the rate of interest applicable thereto, shall, in the absence of manifest error, be -
22.1	prima facie proof of its contents and of their correctness for all purposes;

22.2	valid as a liquid document for purposes of any provisional sentence, summary judgment or other proceedings instituted by, or on behalf, the Lender against the Borrower and/or the Relevant Person; and

22.3	deemed to be sufficiently particular for the purposes of pleading or trial in any action or other proceedings instituted by, or on behalf of, the Lender against the Borrower and/or the Relevant Person.
It shall not be necessary to prove the authority or appointment of the person signing any such certificate.

23	DEFAULT INTEREST

The Borrower shall, without prejudice to any other rights which the Lender may have in terms of any Finance Document or at law, pay to the Lender Default Interest on any amount falling due for payment in terms of any Finance Document which is not paid in full on such due date. Default Interest as aforesaid shall be calculated and accrue from the date that an amount became due and payable to the actual date of payment thereof (both dates inclusive), at a rate equal to the Interest Rate which would otherwise be applicable as at the date thereof plus 2%.

24.	PRE-EMPTIVE RIGHTS OF LENDER
24.1	Should the Borrower -

24.1.1	require any equity financing to acquire, either directly or through any subsidiary, any further equity interest in WAL, the Lender shall have a right to arrange same on terms that are market related and acceptable to the Borrower; and/or

24.1.2	raise any additional debt finance (other than any Permitted Indebtedness) prior to the repayment in full of the Outstanding Balance, the Borrower shall, concurrently therewith, refinance the loan made available to it under this Agreement. For the purposes of this 24.1.2, the term “Permitted Indebtedness” shall exclude any refinancing of the bonds referred to in 2.2.38.1 (other than pursuant to any extension of the maturity of such bonds) and, in addition to the aforegoing, shall exclude any refinancing incurred in order to repay or prepay in full, the Outstanding Balance owing by the Borrower to the Lender in terms of this Agreement
24.2	Notwithstanding anything to the contrary contained in this Agreement including any repayment by the Borrower of the Outstanding Balance payable hereunder) the provisions of 24.1.1 shall survive the termination and/or cancellation of this Agreement for any reason whatsoever and shall endure for a period of twelve months succeeding the Advance Date.

24.3	To the extent there is any conflict between the provisions of this 24 and the written term sheet signed by the Borrower and the Lender on 9 March 2005 in relation to the transactions contemplated in this Agreement, the provisions of this 24 shall prevail.
25	DOMICILIUM AND NOTICES
25.1	The Parties choose domicilium citandi et executandi for all purposes relating to this Agreement, including the giving of any notice and the serving of any process, as follows -
25.1.1	the Borrower

And each Relevant Person

physical	-	Block 27
Randfontein Office Park
Cnr Main Reef Road
and Ward Avenue
Randfontein

telefacsimile	-	(011) 411-2398

attention	-	The Company Secretary
25.1.2	the Lender

physical	-	16th Floor
1 Merchant Place
1 Fredman Drive
Sandton
2196

telefacsimile	-	+27 11 282 8328

attention	-	Head of Administration
25.2	All notices under this Agreement shall be in writing.

25.3	A Party shall be entitled from time to time, by giving written notice to the other Parties, to vary its domicilium to any other physical address and to vary its telefacsimile domicilium.

25.4	Any notice given or payment made by a Party to another Party which is delivered by hand during normal business hours of the addressee at the addressee’s domicilium for the time being shall be rebuttably presumed to have been received at the time of delivery.

25.5	Any notice given by a Party to the other/s which is successfully transmitted by telefacsimile to the facsimile domicilium of the other/s for the time being shall be rebuttably presumed to have been received on the day immediately succeeding the date of successful transmission thereof.

25.6	This clause shall not invalidate any written notice actually given or payment actually made otherwise than as specified in 25.4 and 25.5, save that e-mail messages and notices shall not be permitted in accordance with the provisions of this 25.

26	CONFIDENTIALITY
26.1	Subject to 26.2 and save as may be otherwise stipulated elsewhere in any Finance Document, no Party shall, at any time after the Signature Date, directly or indirectly disclose, or directly or indirectly use, whether for his own benefit or that of any other person, -
26.1.1	any information relating to any other Party which that other Party furnishes or makes available to it, including without limitation all communications (whether written, oral or in any other form) and all reports, statements, schedules and other data concerning any financial, technical, labour, marketing, administrative, accounting or other matter, (collectively, the “Confidential Information”);

26.1.2	any document or other record (whether in electronic or any other medium whatsoever) containing Confidential Information which is supplied to it by any other Party as well as documents, diagrams and records which are produced by it (whether or not by copying, photocopying or otherwise reproducing documents or records supplied to it), and containing any confidential information (“Confidential Records”).
26.2	Notwithstanding 26.1 -
26.2.1	Confidential Information may be disclosed by a Party to the extent to which disclosure is required by law (excluding contractual obligations), by the rules of any stock exchange by which it is bound or for purposes of court proceedings;

26.2.2	any Party may disclose Confidential Information and Confidential Records to, and permit the use thereof by, that Party’s directors, responsible employees and professional advisors who require such disclosure for the purpose of such Party implementing or enforcing any of the Finance Documents or obtaining professional advice or for the purpose of complying with any law. If any such director, employee or professional advisor commits an act or omission which would have been a breach of this Agreement had such director, employee or professional advisor been bound by the provisions hereof, then such act or omission (as the case may be) 26 shall e deemed to be a breach of this 26 by the Party which disclosed or permitted disclosure to such person;

26.2.3	Confidential Information may be disclosed or used by a Party to the extent to which it -
26.2.3.1	is made public other than as a result of any breach of any of the Finance Documents or any other agreement. The expression “made public” shall, for this purpose, have the same meaning as when it is used in the Securities Services Act 36 of 2004, which is not limited to the circumstances referred to in section 74(2) of that Act;

26.2.3.2	corresponds in substance to information disclosed and/or made available by a third party to that Party at any time without any obligation not to disclose same, unless that Party knows that the third party from whom it received information is prohibited from transmitting the information to that Party by a contractual, legal or fiduciary obligation to any other Party;

26.2.3.3	in respect of information which was already in the possession of that Party prior to its disclosure by the other Party to that Party or is independently developed by that Party without reference to the Confidential Information.
27	TRANSFERS BY PARTIES
27.1	The Borrower may not cede, delegate, assign or transfer all or any part of its rights or obligations under this Agreement or any of the other Finance Documents.

27.2	The Lender (in this capacity the “Transferor”) may at any time cede any or all of its rights under any Finance Document or transfer any of its rights and obligations (whether by way of delegation or assignment) under any Finance Document to any bank (whether South African or international) or financial institution (“transferee”); provided that -
27.2.1	prior to any such transfer occurring and prior to the Lender making available to any potential Transferee any of the Finance Documents, such potential Transferee shall have bound itself to the confidentiality undertakings shall apply to such Transferee in relation to all the Finance Documents mutatis mutandis; and

27.2.2	such cession and/or assignment shall only be done to a Transferee that has a credit risk rating at least similar to that of the Lender and then only in compliance with the assignment schedule attached hereto as annexure B.
27.3	Each Party shall execute or procure that there are executed such documents and agreements as are necessary to effect a transfer of rights or obligation to a Transferee made in accordance with this Agreement.

27.4	Nothing in this Agreement or in any Finance Document shall restrict the ability of the Lender to sub-participate or sub-contract any of its obligations under any Finance Document if the Lender remains liable under that Finance Document in relation to those obligations. The Lender shall notify the Borrower or any such sub-participation or sub-contracting by it and shall be appointed as the agent of all third parties to whom it has so sub-participated or sub-contracted any of its obligations under the Finance Documents.
28	GUARANTEES
28.1	Each of the Relevant Persons hereby, irrevocably and unconditionally, guarantee as a principal and independent obligation in favour of the Lender -

28.1.1	the due and punctual payment and performance by the Borrower of all of the obligations (actual, contingent, current and future) of the Borrower to the Lender under the Finance Documents (“Borrower’s Obligations”); and

28.1.2	to pay to the Lender any an all amounts which may be payable by the borrower to the Lender pursuant to the Borrower’s Obligations which are not paid on the due date for payment therefore.
28.2	Each guarantee in terms of 28.1 (“Guarantee”) is without prejudice and in addition to, and not in substitution of, any other security (“Other Security”) which may have been granted by the Borrower and/or any other party to the Lender. The validity and/or operation of any Other Security shall not be affected by any Guarantee.

28.3	Each Guarantee shall -
28.3.1	become of full force and effect from the Signature Date;

28.3.2	expire upon the earlier of -
28.3.2.1	all of the Borrower’s Obligations having been fully and finally discharged; and

28.3.2.2	all of the Relevant Person’s obligations in terms of the Guarantee having been fully and finally discharged and there being no contingent obligations in existence;
28.3.3	be irrevocable as from the date referred to in 28.3.1 until the expiry thereof in terms of 28.3.2
28.4	Neither the obligations of the Relevant Person set out herein, nor the rights, powers and remedies conferred upon the Lender in respect of a Guarantee shall be discharged, impaired or otherwise affected by -
28.4.1	the Lender, the Borrower and/or the Relevant Person being

liquidated, wound-up (whether provisionally or finally) or suffering any similar legal disability or any change in the status, function, control and/or ownership of the Lender, the Borrower and/or the Relevant Person;

28.4.2	any failure to fully take any security now or hereafter agreed to be taken in relation to the obligations of the Relevant Person hereunder;

28.4.3	any amendment to any agreement for the time being subsisting between the Lender, the Borrower, the Relevant Person and/or any other third party;

28.4.4	any fluctuation or reduction in, extension for any period whatever, or temporary extinction of the Borrowers Obligations;

28.4.5	any failure to realise or fully realise the value of, or any release, discharge, exchange or substitution of, any security taken pursuant to the obligations of the Relevant Person hereunder and/or

28.4.6	any other act, event and/or omission which, but for this provision might operate to discharge, impair or otherwise affect any of the obligations of the Relevant Person in terms of this Guarantee or any of the rights, powers or remedies conferred upon the Lender by law.
28.5	Accordingly, and without derogating from the aforegoing provisions, the Lender shall not be obliged, before exercising any rights, powers or remedies conferred upon any of them in terms of any Guarantee or by law -
28.5.1	to make any demand on any third party;

28.5.2	to take any action or obtain any judgement in any court against any person or entity; or

28.5.3	to make, file or prove any claim in the winding-up or dissolution of any person or entity.
28.6	Each of the Relevant Persons warrants and undertakes in favour of the Lender that it has a material interest in granting the guarantee provided for in this 28, which guarantee is provided for the benefit of each such Relevant Person.

28.7	The Borrower shall procure that any of its subsidiaries which becomes a Relevant Person after the Signature date shall bind itself to this Agreement as a guarantor of the Borrower’s Obligations in terms of this 28.
29	GOVERNING LAW AND JURISDICTION
29.1	This Agreement and each of the Finance Documents shall in all respects (including its existence, validity, interpretation, implementation, termination and enforcement) be governed by the laws of the RSA.

29.2	The Parties hereby consent and submit to the non-exclusive jurisdiction of the Witwatersrand Local Division of the High Court of the RSA in respect of any dispute or claim arising out of or in connection with this agreement and each of the Finance Documents.
30	SURVIVAL OF INDEMNITIES

Without derogating from any other provision of any of the Finance Documents, any indemnity granted by the Borrower or any Relevant Person to the Lender under any provision of any of the Finance Documents shall survive the expiration and/or termination of any Finance Document regardless of the reason for, or cause of, such expiration and/or termination.

31	INDEPENDENT ADVICE

The Borrower and each Relevant Person acknowledges that it has been free to secure independent legal, tax, accounting and/or other advice as to the nature and effect of all the provisions of each of the Finance Documents and that it has either taken such independent legal, tax, accounting and/or other advice or dispensed with the necessity of doing so. Further the Borrower and each Relevant Person acknowledges that all of the provisions of each of the Finance Documents and the restrictions contained herein are fair and reasonable in the circumstances and are part of the overall intention of the Parties in connection with the Finance Documents and the loan made available to the Borrower under this Agreement.

32	SEVERABILITY

All provisions of this Agreement are, notwithstanding the manner in which they have been grouped together or linked grammatically, severable from each other. Any provision of this Agreement which is or becomes unenforceable, whether due to voidness, invalidity, illegality, unlawfulness or for any other reason whatever, shall, only to the extent that it is so unenforceable, be treated as pro non scripto and the remaining provisions of this Agreement shall remain in full force and effect. The Parties declare that it is their intention that this Agreement would be executed without such unenforceable provision if they were aware of such unenforceability at the Signature Date.

33	GENERAL
33.1	Each of the Finance Documents (as read with the applicable provisions of this Agreement which are incorporated therein) constitutes the sole record of the agreement between the Parties in relation to the subject matter hereof. No Party shall be bound by any term, representation, warranty, promise or the like not recorded therein. Each of the Finance Documents (as read with the applicable provisions of this Agreement which are incorporated herein) supersedes and replaces all prior commitments, undertakings or representations, whether oral or written, between the Parties in respect of the subject matter thereof.

33.2	No addition to, variation, novation or agreed cancellation of any provision of any of the Finance Documents shall be binding upon the parties to such Finance Document unless reduced in writing and signed non-electronically by or on behalf of the parties to such Finance Document.

33.3	No indulgence or extension of time which any Party may grant to the other/s under any Finance Document shall constitute a waiver of or, whether by estoppel or otherwise, limit any of the existing or future rights of the grantor in terms of that Finance Document or at law, save in the event and to the extent that the grantor has signed a written document expressly waiving or limiting such right.

33.4	Without prejudice to any other provision of each of the Finance Documents (as read with the applicable provisions of this Agreement which are incorporated herein), any successor-in-title, including any executor, heir, liquidator, judicial manager, curator or trustee, of a Party shall be bound by that Finance Document.

33.5	The signature by a Party of a counterpart of a Finance Document shall be as effective as if that Party had signed the same document representing that Finance Document as the other Parties.
Signed at Sandton on 11 March 2006
***Signature pages follow***

ANNEXURE A
CONDITIONS TO FINANCIAL CLOSE
All expressions defined in the Loan Agreement (“Loan Agreement”) to which this document is attached as annexure A shall, in this annexure, bear the same meanings assigned to them in such Loan Agreement.
Financial Close shall occur upon the fulfilment of the following conditions to the satisfaction of tie Lender -
1.	each of the Finance documents is signed in form and substance acceptable to the Lender;

2.	the Borrower and each Relevant Person delivering to the Lender -
2.1	all documents required by the Lender pursuant to the “Know Your Client” provisions of the Financial Intelligence Centre Act, 2001;

2.2	certified copies of its Constitutional Documents;

2.3	an original resolution of its board of directors or, to the extent necessary, shareholders (or such other documentary proof acceptable to the Lender) -
2.3.1	approving the terms of and the entering into each of and the Finance Documents to which the Borrower or such Relevant Person (as the case may be) is a party;

2.3.2	authorising a specified person or persons to execute the Finance Documents referred to in 2.3.1 for, on behalf and in the name of the Borrower or such Relevant Person (as the case may be); and

2.3.3	authorising a specified person or persons to sign and/or despatch, for, on behalf and in the name of the Borrower or such Relevant

Person (as the case may be), all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents referred to in 2.3.1, all in a form and in substance acceptable to the Lender;

3.	the Borrower delivering to the Lender -
3.1	an original certificate issued by the Borrower and signed by an authorised signatory of the Borrower confirming that, after the Borrower having made due and proper enquiry -
3.1.1	no Event of Default or Potential Event of Default has occurred or is continuing as at the date of such certificate;

3.1.2	no event which will, or may or is likely to, have a Material Adverse Effect, has occurred or is continuing;

3.1.3	the warranties, representations and undertakings set out in the Loan Agreement are true and accurate in all respects, and

3.1.4	the borrowing of the maximum amount available the Loan Agreement in full would not cause any borrowing limit binding on the Borrower to be exceeded, which certificate shall be in a form and in substance acceptable to the Lender;
3.2	a confirmation duly signed by the Central Securities Depository Participant of AHJIC in respect of the WAL Shares -
3.2.1	confirming, inter alia, that it is aware of the provisions of the written cession in securitatem debiti and pledge by AHJIC in favour of the Lender in terms of which AHJIC cedes in security and pledges to the Lender all of its rights, title and interest in and to the WAL shares;

3.2.2	acknowledging, in recognition of the security and pledge referred to in 3.2.1 that it shall -
3.2.2.1	make the required entries in the securities account in the name of AHJIC of the Lender’s rights and interest pursuant to such cession and pledge in accordance with the provisions of the Securities Services Act of 2004 and the rules of STRATE Limited; and

3.2.2.2	cause an entry to be made in its securities account in the register of STRATE Limited of the fact that the securities have been ceded and pledged in terms of such cession and pledge in accordance with the Securities Services Act, 2004 and the rules of STRATE Limited, which notification shall be in form and substance acceptable to the Lender;
3.3	the originals of all the Finance Documents, duly signed an executed by all the parties thereto;

3.4	the originals of all acknowledgements, confirmations and notices to be delivered to the Lender in terms of the Security Documents; and

3.5	such documentary proof as may be acceptable to the Lender indicating and confirming that AHJIC is irrevocably committed to acquire shares in the issued share capital of WAL constituting at least 25% of the entire share capital of WAL; and;
4.	the Lender being satisfied that no material adverse change in market conditions and no Material Adverse Effect has occurred.

1

ANNEXURE B
FORM OF ASSIGNMENT SCHEDULE
[TO BE PLACED ON ASSIGNING PARTY’S LETTERHEAD]
To: [Assignee]
From: [Assigning Party]
Dear Sirs
CESSION, ASSIGNMENT AND DELEGATION OF RIGHTS AND OBLIGATIONS UNDER THE [     ] [INSERT APPLICABLE TRANSACTION DOCUMENTS]
1 We refer to the [     ] [INSERT APPLICABLE TRANSACTION DOCUMENTS]. Terms used in this deed of cession, assignment and delegation shall have the meaning assigned to them in the Loan Agreement dated [     ] 2006.
2.	We confirm that, subject to -
2.1	receipt by us of any amount of ZAR[ ]; and
2.2	your execution and delivery to the Lender (or any agent of the Lender if appointed) of an Accession Deed in the form attached hereto as Schedule 1.
we hereby cede, assign and delegate to you [     ] [INSERT DESCRIPTION OF RELEVANT RIGHTS AND OBLIGATIONS], all with effect from [     ], but subject to receipt by the Lender of a duly executed Accession Deed.

2

Signed at	on

for [Assigning Party]

who warrants that he is duly authorised hereto
We, the undersigned, [Assignee], hereby agree to accept the cession, assignment and delegation conferred upon us in terms hereof.

Signed at	on

for [Assignee]

who warrants that he is duly authorised hereto

1

SCHEDULE 1
ACCESSION DEED
To: [The Lender]
From: [Assignee]
Dear Sirs
ACCESSION TO [     ] [INSERT DESCRIPTION OF RELEVANT FINANCE DOCUMENTS]
1	We refer to the Lean Agreement dated [ ] 2006. This is an Accession Deed and the terms used in this Accession Deed shaft have the same meaning as in the Loan Agreement.
2	This Accession Deed is delivered to you pursuant to the provisions of clause [ ] of the [ ] [INSERT APPLICABLE TRANSACTION DOCUMENT]
3	We refer to the written deed of cession, assignment and delegation to which this Accession Deed is attached as Schedule 1 pursuant to [ ] [INSERT NAME OF ASSIGNOR] (hereinafter the “Assignor”) has ceded, assigned and delegated [ ] [INSERT DESCRIPTION OF RIGHTS AND OBLIGATIONS] to us (hereinafter the “Cession, Assignment and Delegation”).

4.	We hereby
4.1 advise you that, pursuant to the Cession, Assignment and Delegation and against payment of a consideration of ZAR[     ] to the Assignor and subject to the terms and conditions of the Finance Documents, we have become a Lender and have acquired the right to claim repayment of ZAR[     ], together with all interest, charges and costs thereon, together with all corresponding rights under the Finance Documents;

2

4.2	confirm by execution and delivery of this accession Deed, that we shall, with effect from the date of acceptance of this Accession Deed by the Lender, become a party to and accordingly become bound by the terms and conditions of [INSERT RELEVANT FINANCE DOCUMENTS] (“Relevant Agreements”).
5 Our address and details for purposes of the notice and domicilium provisions of the Relevant Agreements are as follows -
[INSERT DOMICILIUM DETAILS].

6	This Accession Deed has been executed on the date stated above and shall be governed by and construed in accordance with the laws of the Republic of South Africa.

Signed at	on

for [Assignee]

who warrants that he is duly authorised hereto

Name:

Address:

3

4

We acknowledge receipt hereof on this the                      day of
for [The Lender]

who warrants that he is duly authorised hereto